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                                                                       EXHIBIT 1



                              CITYXPRESS.COM CORP.

                FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES

                      AUTHORIZED AGGREGATE ISSUE $1,500,000

                               SERIES A THROUGH F

                   CONVERTIBLE FOR COMMON STOCK OF THE COMPANY

                           MATURITY: OCTOBER 31, 2003




                              INVESTMENT AGREEMENT

                                 BY AND BETWEEN

                          LEE ENTERPRISES, INCORPORATED

                                       AND

                              CITYXPRESS.COM CORP.






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                              CITYXPRESS.COM CORP.

                FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES

                      AUTHORIZED AGGREGATE ISSUE $1,500,000

                               SERIES A THROUGH F

                   CONVERTIBLE FOR COMMON STOCK OF THE COMPANY

                           MATURITY: OCTOBER 31, 2003


         $250,000 SERIES A FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES $250,000 SERIES B FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES $250,000 SERIES C FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES $250,000 SERIES D FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES $250,000 SERIES E FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES $250,000 SERIES F FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURES

                                                Dated as of November 1, 2000


         LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the "Purchaser"), agrees with CityXpress.com Corp., a Florida corporation (the "Company"), as follows:

1.       AUTHORIZATION OF DEBENTURES

            The Company will authorize the issue and sale of:

                  (a) $250,000 Series A Floating Rate Subordinated Convertible Debentures (the "Series A Debenture"), such term to include each Series A Debenture delivered from time to time in accordance with this Agreement);

                  (b) $250,000 Series B Floating Rate Subordinated Convertible Debentures (the "Series B Debenture"), such term to include each Series B Debenture delivered from time to time in accordance with this Agreement);

                  (c) $250,000 Series C Floating Rate Subordinated Convertible Debentures (the "Series C Debenture"), such term to include each Series C Debenture delivered from time to time in accordance with this Agreement);

                  (d) $250,000 Series D Floating Rate Subordinated Convertible Debentures (the "Series D Debenture"), such term to include each Series D Debenture delivered from time to time in accordance with this Agreement);


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                  (e)      $250,000 Series E Floating Rate Subordinated
         Convertible Debentures (the "Series E Debenture"), such term to include each Series E Debenture delivered from time to time in accordance with this Agreement); and

                  (f) $250,000 Series F Floating Rate Subordinated Convertible Debentures (the "Series F Debenture"), such term to include each Series F Debenture delivered from time to time in accordance with this Agreement).

The Series A Debenture, Series B Debenture, Series C Debenture, Series D Debenture, Series E Debenture and Series F Debenture shall be referred to in this Agreement collectively as the "Debentures", such term to include any such debentures issued in substitution therefor pursuant to Section 13 of this Agreement. The Series A Debenture, Series B Debenture, Series C Debenture, Series D Debenture, Series E Debenture and Series F Debenture shall be substantially in the forms set out in EXHIBIT 1, EXHIBIT 2, EXHIBIT 3, EXHIBIT 4, EXHIBIT 5 and EXHIBIT 6 respectively, with such changes therefrom, if any, as may be approved by Purchaser and the Company. Certain capitalized terms used in this Agreement are defined in this Agreement or in SCHEDULE A. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement, and references to Sections are, unless otherwise specified, references to Sections of this Agreement.

2.       SALE AND PURCHASE OF DEBENTURE

         Subject to the terms and conditions of this Agreement, the Company will issue and sell to Purchaser and Purchaser will purchase from the Company, at the Closing and Additional Closings provided for in Section 3, Debentures in the principal amount and in the Series specified in EXHIBITS 1 through 6, at the purchase price of 100% of the principal amount thereof, and Reference Rate of interest, redemption and conversion rights and other terms and conditions as provided therein.

3.       CLOSING AND ADDITIONAL CLOSINGS

         3.1      Closing.

         The sale and purchase of the Series A Debenture to be purchased by Purchaser shall occur at a closing (the "Closing") on October 31, 2000 (the "Closing Date"). At the Closing the Company will deliver to Purchaser the Series A Debenture to be purchased by Purchaser in the form of a single Debenture (or such greater number of Debentures in denominations of at least $50,000 as Purchaser may request) registered in Purchaser's name (or in the name of Purchaser's nominee). The Company acknowledges receipt of Purchaser's $100,000 payment on October 3, 2000, and (b) Purchaser's $150,000 payment on October 13, 2000 for the Series A Debenture. If at the Closing the Company shall fail to tender such Debenture to Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to Purchaser's satisfaction, Purchaser shall, at Purchaser's election, be relieved of all further obligations under this Agreement, without thereby waiving any rights Purchaser may have by reason of such failure or such nonfulfillment. The Company shall deliver to Purchaser an Officer's Certificate and Secretary's Certificate dated the Closing Date in a form reasonably acceptable to Purchaser's counsel.


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         3.2      Additional Closings.

         The sale and purchase of the Series B - F Debentures to be purchased by Purchaser shall occur at closings (the "Additional Closing") on the dates set forth on SCHEDULE 3.2 (each an "Additional Closing Date"). At each Additional Closing the Company will deliver the appropriate Series B - F Debentures to be purchased by Purchaser in accordance with the each Additional Closing Date in the form of a single Debenture (or such greater number of Debentures in denominations of at least $50,000 as Purchaser may request) registered in Purchaser's name (or in the name of Purchaser's nominee), against delivery by Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company or by Lee check sent via courier for next day delivery. If at any Additional Closing the Company shall fail to tender such Debenture to Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to Purchaser's reasonable satisfaction, Purchaser shall, at Purchaser's election, be relieved of all further obligations under this Agreement, without thereby waiving any rights Purchaser may have by reason of such failure or such nonfulfillment. The Company shall deliver to Purchaser an Officer's Certificate and a Secretary's Certificate dated the Additional Closing Date in a form reasonably acceptable to Purchaser's counsel.

4.       CONDITION TO CLOSING

         The Purchaser's obligation to purchase and pay for the Debentures and the Company's obligation to sell the Debentures to Purchaser at the Closing and each Additional Closing is subject to the the condition that the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and each Additional Closing after giving effect to the issue and sale of the Debentures. No Default or Event of Default shall have occurred and be continuing.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser on the Closing Date that:

         5.1      Organization; Power and Authority.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Debentures and to perform the provisions hereof and thereof.

         5.2      Authorization, etc.

         This Agreement and the Other Agreements and the sale of the Debentures have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery of this Agreement, each Other Agreement and each Debenture will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as


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such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3      No Undisclosed Liabilities.

         Except as disclosed in the financial statements referred to in Section 5.5, such financial statements taken as a whole do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. With respect to the financial statements referred to in
Section 5.5, for the period ended September 30, 2000, there has been no change in the financial condition, operations, business or Properties of the Company or any of its Subsidiaries except changes disclosed in such financial statements that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         5.4      Organization and Ownership of Shares of Subsidiaries.

                  (a) SCHEDULE 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

                  (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in SCHEDULE 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in SCHEDULE 5.4).

                  (c) Each Subsidiary identified in SCHEDULE 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         5.5      Financial Statements.

         The Company has delivered to Purchaser copies of the financial statements of the Company and its Subsidiaries as of the Closing, and additional financial statements as required in Section 7.1 hereof. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         5.6      Compliance with Laws, Other Instruments, etc.


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         The execution, delivery and performance by the Company of this
Agreement and the Debentures will not

                  (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective Properties may be bound or affected;

                  (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary; or

                  (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

         5.7      Governmental Authorizations, etc.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Debentures.

         5.8      Litigation; Observance of Statutes and Orders.

                  (a) Except as disclosed in SCHEDULE 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any Property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         5.9      Taxes.

         Except as disclosed in writing to the Purchaser, the Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company and its Subsidiaries have previously furnished in writing to Purchaser a complete and correct listing of any current violations of this
Section 5.9.

         5.10     Title to Property, Leases.


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         The Company and its Subsidiaries have good and sufficient title to their respective material Properties, including all such Properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All material leases are valid and subsisting and are in full force and effect in all material respects.

         5.11     Licenses, Permits, etc.

         Except as disclosed in SCHEDULE 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

         5.12     Compliance with ERISA.

         The Company and each Subsidiary have operated and administered each employee benefit plan subject to ERISA in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

         5.13     Private Offering by the Company.

         Neither the Company nor anyone acting on its behalf has offered the Debentures or any similar securities, for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than Purchaser, and not more than 39 other Institutional Investors, each of which has been offered the Debentures at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Debentures to the registration requirements of Section 5 of the Securities Act.

         5.14     Margin Regulations.

         No part of the proceeds from the sale of the Debentures hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (112 CFR 220). Margin stock does not constitute more than 1 % of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.


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         5.15     Existing Indebtedness.

         The Company has disclosed to Purchaser a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof (the "Existing Indebtedness"), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. SCHEDULE
5.15 contains a complete and correct listing of the Existing Indebtedness of the Company to which the Debentures are subordinated (collectively, the "Senior Existing Indebtedness").

         5.16     Foreign Assets Control Regulations, etc.

         Neither the sale of the Debentures by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

         5.17     Status under Certain Statutes.

         Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended, or the Federal Power Act, as amended.

         5.18     Disclosure.

         This Agreement (including without limitation the Schedules and Exhibits hereto) does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein in the light of the circumstances under which they were made, not misleading.

         5.19     Transactions With Affiliates.

         Except for employment agreements and stock option agreements which have been previously been disclosed in the Company's Securities Act and Exchange Act filings and which are listed on SCHEDULE 5.19 or Indebtedness listed in SCHEDULE 5.15, no director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any Material transaction with the Company, including any Material contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal Property from, or otherwise requiring payments to, any such person or firm.


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         5.20     Additional Disclosures.

         The Company has provided Purchaser with the latest version of (a) its Business Plan and (b) most recent draft of the Company's budget for the fiscal year 2000, both of which are complete and correct as of the date hereof. The Company will apply the proceeds from the sale of the Debentures consistent with the Business Plan.

         5.21     Authorized Capital Stock.

         The authorized capital stock of the Company on this date of this Agreement is set forth on SCHEDULE 5.21. The Company covenants and agrees that at the time of any Conversion Date (as defined in Section 8.6), 6,902,429 shares (reduced to reflect conversions previously made under Section 8.6) of the Company's Common Stock, par value 0.001 per share ("Common Stock"), will be validly authorized, issued and outstanding, fully paid and nonassessable, free from all preemptive rights, taxes, Liens and charges with respect to the issue thereof, with no personal liability attaching to the ownership thereof. On the date of this Agreement, there are 6,902,429 shares of Common Stock reserved for issuance in connection with Purchaser's conversion rights set forth in Section
8.6. The Company covenants and agrees that it will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for issuance in connection with your conversion rights set forth in Section 8.6. The Company further covenants and agrees the Company will from time to time take all such action as may be required to assure that the stated or par value per share of Common Stock is at all times equal to or less than the effective conversion price per share of Common Stock issuable upon conversion of the Debentures. As of the date of this Agreement SCHEDULE 5.21 sets forth shares of Common Stock reserved for issuance in connection with options which have been granted or are currently committed to be granted or have not yet been exercised. As of the date of this Agreement the number of shares of Common Stock and number of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company are set forth in SCHEDULE 5.21. The designations, powers, preferences rights, qualifications, limitations and restrictions on the date of this Agreement in respect of each class and series of authorized capital stock of the Company are set forth in SCHEDULE 5.21. The Company on the date of this Agreement has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equities securities or any interest therein or to pay any dividend or make any other distribution in respect thereof except as set forth in this Agreement, the Registration Rights Agreement of even date by and between the Company and Purchaser (the "Registration Rights Agreement") and SCHEDULE 5.21. The Company on the date of this Agreement is not a party to any voting trusts or agreements, stockholders agreements, pledge agreements, buy-sell agreements, agreements containing rights of first refusal or preemptive rights, and there are no proxies relating to any securities of the Company, except for this Agreement. To the knowledge of the Company's Chief Financial Officer, assuming the accuracy of the representations and warranties contained in SCHEDULE 5.21, all of the outstanding securities of the Company have been issued in compliance with all applicable U.S. and Canadian securities laws concerning the issuance of securities.

         5.22     Intellectual Property; Proprietary Information of Third
Parties.

         The Company is in compliance as of the date of this Agreement with all of its representations, warranties and covenants with respect to the Intellectual Property, as defined in the First Amendment to the Loan and Security Agreement made and dated as of September 19, 2000 among Purchaser and CityXpress.Com Corp., a Florida corporation, and its Wholly-Owned Subsidiaries Xceedx Technologies Inc. and WelcomeTo Search Engine Inc., corporations organized under the laws of the province of British Columbia, Canada (the


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"Borrowers"), which amends that certain Loan and Security Agreement dated as of
August 16, 2000, among the Borrowers and the Purchaser (the "Loan and Security Agreement").

6.       REPRESENTATIONS OF THE PURCHASER

         6.1      Purchase for Investment.

         Purchaser represents that the Debentures are being purchased for its account and not with a view to the distribution or resale thereof, provided that the disposition of Purchaser's Property shall at all times be within Purchaser's control. Purchaser understands that the Debentures have not been registered under the Securities Act (or similar Canadian laws) and applicable U.S. blue sky laws and may be resold in the United States only if registered pursuant to the provisions of the Securities Act and applicable U.S. blue sky laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Debentures.

         6.2      Organization; Power and Authority.

         The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Purchaser has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Debentures and to perform the provisions hereof and thereof.

         6.3      Authorization, etc.

         This Agreement and the Other Agreements and the purchase of Debentures have been duly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes, and upon execution and delivery this Agreement and the Registration Rights Agreement will constitute, a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.4      Disclosure.

         Purchaser's representations and warranties do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

         6.5      Government Authorization.

         No consent, approval or authorization of, or registration, filing or declaration with any Governmental Authority is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or the Debentures.


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7.        INFORMATION AS TO COMPANY

          7.1     Financial and Business Information.

          The Company shall deliver to each holder of the Debentures:

                  (a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                           (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

                           (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-QSB (or equivalent form applicable to the Company) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section
          7.1 (a);

                  (b) Annual Statements -- within 120 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

                           (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-KSB (or equivalent form applicable to the Company) for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

                  (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (other than on Form S-8 or similar form) that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

                  (d) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                   (e) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or Properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Debentures as from time to time may be reasonably requested by any such holder of Debentures, including, without limitation, a complete and correct version of its Business Plan and Annual Budget in at least such form and content as delivered to Purchaser as of the date hereof.

          7.2     Officer's Certificate.

         Each set of financial statements delivered to a holder of Debentures pursuant to Section 7.1 (a) or Section 7.1 (b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                  (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through
         Section 10.6, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

                  (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and to the best of such officer's knowledge no condition or event that constitutes a Default or an Event of Default existed during the period covered by the statements or, if any such condition or event existed or exists specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         7.3      Inspection.

         The Company shall permit the representatives of each holder of
Debentures:

                  (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and Properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                  (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or Properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.       REDEMPTION OF THE DEBENTURES

         8.1 Optional Redemption. The Debentures will not be redeemable prior to October 31, 2003, unless (x) the quoted price on any securities exchange registered under the Securities Exchange Act of 1934 or through NASDAQ of the Common Stock (the "Quoted Price") shall have equaled or exceeded 130% of the Conversion Price (as defined in Section 8.6) for at least thirty consecutive days ended with five trading days prior to the date notice of such optional redemption is given, and (y) the Company delivers notice to the Purchaser that the Company in good faith intends to file a registration statement for a United States public offering within twenty days of such notice. The notice shall provide for a redemption date (the "Optional Redemption Date") not less than fifteen days from the date thereof. The Company will redeem the principal amount of the Debentures at a redemption price of 100% of principal amount, plus accrued interest to the Optional Redemption Date. The Company may redeem the principal amount of the Debentures to be redeemed pursuant to this paragraph 8.1 by subtracting 100 percent of the principal amount of the Debentures that Debenture Holder shall have converted to Common Stock, which the Debenture Holder has delivered to the Company for cancellation. The Company may redeem the amount of the Debentures only once pursuant to this Section 8.1.

         8.2 Mandatory Redemption. The Company will redeem the principal amount of the Debentures on October 31, 2003 (the "Mandatory Redemption Date"), at a redemption price of 100% of principal amount, plus accrued interest to the Mandatory Redemption Date. The Company may redeem the principal amount of the Debentures to be redeemed pursuant to this Section 8.2 by subtracting 100 percent of the principal amount of the Debentures that Debenture Holder shall have converted to Common Stock, which the Debenture Holder has delivered to the Company for cancellation. The Company may redeem the amount of the Debentures only once pursuant to this Section 8.2. There shall be no earlier redemption of the Debentures without Purchaser's prior written consent.

         8.3  Notice of Redemption.

         Notice of the mandatory redemption date will be mailed at least thirty days but not more than sixty days before the Mandatory Redemption Date to the Debenture Holder at its registered address in accordance with the notice provisions hereof in this Agreement.

          8.4     Allocation of Partial Prepayments.

          In the case of each partial prepayment of the Debentures, the principal amount of the Debentures to be prepaid shall be allocated among all of the Debentures at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, without distinguishing among the different Series.

          8.5     Maturity; Surrender, etc.

          In the case of each prepayment of Debentures pursuant to this Section 8, the principal amount of each Debenture to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Debenture paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Debenture shall be issued in lieu of any prepaid principal amount of any Debenture.

          8.6     Conversion.

          A Debenture Holder may convert any Debenture, in whole or in part, into fully paid and non-assessable Common Stock of the Company at any time before the close of business on the Optional Redemption Date or Mandatory Redemption Date, as the case may be (each such conversion is a "Conversion Date"), subject at all times thereafter to the benefits of the Registration Rights Agreement in accordance with the terms thereof and the terms of the Debentures attached as EXHIBITS 1 through 6. If the Debenture is called for redemption, the holder may convert it at any time before the close of business on the Optional Redemption Date or Mandatory Redemption Date, as the case may be. The Debenture shall be converted, subject to adjustment as provided in
Section 5 of each Debenture, on the basis of the aggregate of (a) one (1) share of Common Stock of the Company for each $0.2173 of principal debt balance due on the Debenture (the "Conversion Price"), and (b) one (1) share of Common Stock of the Company times the quotient of (i) the accrued interest on the Debenture to the Conversion Date divided by (ii) the Quoted Price as defined in Section 8.1 hereof (the "Interest Conversion Rate"). No fraction of a share of Common Stock shall be deliverable in payment of principal or accrued interest on the Debenture, but any fraction of a share shall be rounded upwards to the nearest whole share.

9.       AFFIRMATIVE COVENANTS

         The Company covenants that so long as any of the Debentures are outstanding:

         9.1      Compliance with Law.

         The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         9.2      Insurance.

         The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

          9.3     Maintenance of Properties.

         The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

          9.4     Payment of Taxes.

         As soon as practical after the date hereof (but not more than 90 days after the date hereof), the Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if
(a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         9.5      Corporate Existence, etc.

         The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.3 and Section 10.4, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

         9.6      Update of Disclosure Materials.

         The Company will update its disclosures to the Purchaser referenced in Sections 5.9, 5.15 and 5.20.

10.      NEGATIVE COVENANTS

         The Company covenants that, so long as Purchaser has purchased all of the Series A-F Debentures, and so long as any of the Debentures are outstanding:

         10.1     Total Indebtedness.

         The Company will not, and will not permit any Subsidiary to, at any time, directly or indirectly create, incur, issue, assume, guaranty or otherwise become liable with respect to any Indebtedness outstanding other than (a) the Existing Indebtedness existing on the Closing Date and each Additional Closing Date as contemplated under the terms of the Series A - F Debentures or (b) Indebtedness incurred in respect of and not exceeding the amount of any Lien permitted under clauses (i), (ii), (iii), (iv), (v), and (vi) of Section 10.6(a), unless the consent of the Purchaser shall have been obtained.

         10.2     Subsidiary Indebtedness.

         The Company will not, at any time, permit any Subsidiary to have any Indebtedness outstanding other than the Existing Indebtedness of a Subsidiary existing on the Closing Date and described in SCHEDULE 5.15 or an extension, renewal or refunding of the Existing Indebtedness, provided that the principal amount of such extended, renewed or refunded Existing Indebtedness does not exceed the principal amount of the Existing Indebtedness outstanding immediately prior to such extension, renewal or refunding;

         10.3     Mergers, Consolidations, etc.

         The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person or change its jurisdiction of incorporation without obtaining the prior written consent of Purchaser. No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.3 from its liability under this Agreement or the Debentures.

          10.4    Sales of Assets.

                  (a) Transfers of Property. The Company will not, and will not permit any Subsidiary to, sell (including, without limitation, any sale and subsequent leasing as lessee of such Property), lease as lessor, transfer, or otherwise dispose of a Substantial Part of the Property of the Company and the Subsidiaries (individually, a "Transfer" and collectively, "Transfers"), except Transfers from a Subsidiary to the Company.

                  (b) Transfers of Subsidiary Stock. The Company will not, and will not permit any Subsidiary to, Transfer any shares of the stock (or any warrants, rights or options to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (such stock, warrants, rights, options and other Securities herein called "Subsidiary Stock"), nor will any Subsidiary issue, sell or otherwise dispose of any of its own Subsidiary stock; provided, however, that the foregoing restrictions do not apply to:

                           (i) the issuance by a Subsidiary of any of its own Subsidiary stock to the Company or a Wholly-Owned Subsidiary;

                           (ii)     Transfers by a Subsidiary of any of
         Subsidiary Stock to the Company or a Wholly-Owned Subsidiary; and

                           (iii) the issuance by a Subsidiary of directors' qualifying shares.

For purposes of determining the book value of Property constituting Subsidiary Stock being Transferred as provided in clause (iv) above, such book value shall be deemed to be the aggregate book value of all assets of the Subsidiary that shall have issued such Subsidiary Stock.

         (c) Subsidiary Mergers, etc. Any merger or consolidation of any Subsidiary with or into any Person that results in a Person other than the Company or a Wholly-Owned Subsidiary owning Subsidiary stock of such Subsidiary shall be deemed to be a Transfer of the Subsidiary stock of such Subsidiary.

10.5     Investments.

         The Company will not, and will not permit any Subsidiary to, make any Investment other than:

         (a) Investments in Property to be used in the ordinary course of business of the Company and the Subsidiaries;

         (b) Investments consisting of current assets arising from the sale of goods and services in the ordinary course of business of the Company and the Subsidiaries;

         (c) Investments in the ordinary course of business of the Company and the Subsidiaries in one or more Subsidiaries or any corporation that concurrently with such Investment becomes a Subsidiary;

         (d)      Investments existing on the Closing Date and listed in
SCHEDULE 5.15;

         (e) Investments in United States or Canadian Governmental Securities, provided that such Investments mature within 365 days from the date of acquisition thereof;

         (f) Investments in certificates of deposit or banker's acceptances maturing within 365 days from the date of acquisition thereof issued by any bank or trustee;

         (g) Investments in commercial paper having, at the time of acquisition, an assigned rating of at least "Al" by S&P or "P1" by Moody's (or an equivalent rating by another credit rating agency of recognized national standing in the United States of America), provided that such commercial paper matures within 270 days from the date of acquisition thereof;

         (h)      Investments in Repurchase Agreements;

         (i) Investments in any tax-exempt obligation of any State of the United States of America or province of Canada or municipality thereof that at the time of acquisition thereof have an assigned rating of at least "AA" by S&P or "Aa2" by Moody's (or an equivalent rating by another credit rating agency of recognized national standing in the United States of America), provided that such obligations mature within 365 days from the date of acquisition thereof;

         (j) Investments not otherwise included in clause (a) through clause (i) above upon the prior written consent of the Purchaser.

10.6     Liens.

         (a) Negative Pledge. The Company will not, and will not permit any Subsidiary to, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of their respective Properties, whether now owned or hereafter acquired, at any time to be subject to a Lien except:

                  (i) Liens for taxes, assessments or other similar governmental charges that are not yet due and payable;

                  (ii) Liens incurred or deposits made in the ordinary course of business in respect of statutory obligations or claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the obligations secured by such Liens shall not be in default and the title of the Company or the Subsidiary, as the case may be, to, and its right to use, the Property subject to such Lien, is not materially adversely affected thereby;

                  (iii) Liens incurred or deposits made in the ordinary course of business not incurred in connection with the borrowing of material amounts of money;

                  (iv)     Liens, arising in connection with court proceedings,

                           (A) in the nature of attachments, remedies and judgments, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and

                           (B) securing appeal bonds, supersedeas bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit) or any other instrument serving a similar purpose, provided that each judgment secured by a Lien described in this clause
         (iv) is, within 60 days after entry thereof, discharged or the enforcement thereof is stayed pending appeal, or is discharged within 60 days after the expiration of such stay;

                  (v) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real Property, provided they do not in the aggregate materially detract from the value of such real Property or materially interfere with their use in the ordinary conduct of the owning Person's business;

                  (vi) Liens on Property of the Company or a Subsidiary, provided that such Liens secure only obligations owing to the Company or any other Subsidiary;

                  (vii)    Liens outstanding on the Closing Date and listed in
         SCHEDULE 5.15;

                  (viii) any Lien on Property that is acquired or constructed by the Company or any Subsidiary after the Closing Date that secures Indebtedness incurred by the owner of such Property to pay for all or a portion of the related purchase price or construction costs of such Property or any improvement thereon, provided that

                           (A) such Lien shall not extend to or cover any Property other than Property or any improvement thereon acquired or constructed after the Closing Date with the proceeds of the Indebtedness secured thereby (and shall not secure Indebtedness other than such Indebtedness) and, if required by the terms of the instrument originally creating such Lien, other Property that is an improvement to or is acquired for specific use in connection with such acquired Property;

                           (B) such Lien shall secure Indebtedness in an amount not exceeding 100% of the lesser of (1) the cost of acquisition or construction of the Property to which such Indebtedness relates and (2) the Fair Market Value of the Property to which such Indebtedness relates, determined, in each case, at the time of the incurrence of such Indebtedness; and

                           (C) such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or substantial completion of such Property;

                  (ix) any Lien existing on Property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any Property acquired by the Company or any Subsidiary at the time such Property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that

                           (A) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of Property; and

                           (B) each such Lien shall extend solely to the item or items of Property so acquired and, if required by the terms of the instrument originally creating such Lien, other Property that is an improvement to or is acquired for specific use in connection with such acquired Property;

                  (x) Liens securing renewals, extensions (as to time) and refinancing of Indebtedness secured by Liens permitted by clause (vii), clause (viii) or clause (ix) of this Section 10.6(a), provided that

                           (A) the amount of Indebtedness secured by each such Lien is not increased in excess of the amount of Indebtedness outstanding on the date of such renewal, extension or refinancing, and the maturity of such Indebtedness is not shortened;

                           (B) none of such Liens is extended to include any additional Property of the Company or any Subsidiary; and

                           (C) immediately after such renewal, extension or refunding, no Default or Event of Default would exist.

                  (b) Equal and Ratable Lien; Equitable Lien. In case any Property shall be subjected to a Lien in violation of Section 10.6(a), the Company will forthwith make or cause to be made provision whereby the Debentures will be secured equally and ratably as to such Property with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Purchaser (and, in connection therewith, the Company shall pay any applicable stamp tax, documentary tax, recording fee or tax or other similar tax), and the Company will promptly cause to be delivered to each holder of a Debenture an opinion of independent counsel satisfactory to the Purchaser to the effect that such agreements and instruments are enforceable (subject to customary bankruptcy exceptions not related to fraudulent conveyances) in accordance with their terms, and in any such case the Debentures shall have the benefit, to the fullest extent that, and with such priority as, the holders of Debentures may be entitled under applicable law, of an equitable Lien on such Property (and any proceeds thereof) securing the Debentures (provided that, notwithstanding the foregoing, each holder of Debentures shall have the right to elect at any time, by delivery of written notice of such election to the Company, to cause the Debentures held by such holder not to be secured by such Lien or such equitable Lien). Any violation of this Section 10.6 will constitute an Event of Default, whether or not any such provision is made pursuant to this Section 10.6(b).

         10.7     Transactions with Affiliates.

         The Company will not, and will not permit any Subsidiary to, enter into, directly or indirectly, any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of Properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course of business pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

11.      EVENTS OF DEFAULT

         An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

                  (a) the Company defaults in the payment of any principal on any Debenture or Note issued pursuant to the Loan and Security Agreement when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                  (b) the Company defaults in the payment of any interest on any Debenture or Note issued pursuant to the Loan and Security Agreement for more than five Business Days after the same becomes due and payable; or

                  (c) the Company defaults in the performance of or compliance with any term not referred to in clauses (a) and (b) of this
         Section 11 and contained in Section 10.1 through Section 10.6 heretofore under the Other Agreements, including, without limitation, the Loan and Security Agreement and such default is not remedied within 5 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a

         Debenture (any such written notice to be identified as a "notice of default" and to refer specifically to this clause (c) of Section 11); or

                  (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in clauses (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Debenture (any such written notice to be identified as a "notice of default" and to refer specifically to this clause (d) of Section 11); or

                  (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

                  (f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $250,000 beyond any period of grace provided with respect thereto, or

                           (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $250,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

                  (g)      the Company or any Significant Subsidiary

                           (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due,

                           (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,

                           (iii) makes an assignment for the benefit of its creditors,

                           (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property,

                           (v)      is adjudicated as insolvent or to be
                  liquidated, or

                           (vi) takes corporate action for the purpose of any of the foregoing; or

                  (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

                  (i) a final judgment or judgments for the payment of money aggregating in excess of $50,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 90 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 90 days after the expiration of such stay.

12.      REMEDIES ON DEFAULT, ETC.

         12.1     Acceleration.

                  (a) If an Event of Default with respect to the Company described in clause (g) or clause (h) of Section 11 (other than an Event of Default described in clause (g) (i) or described in clause
         (g)(vi) by virtue of the fact that such clause encompasses clause
         (g)(i)) has occurred, all the Debentures then outstanding shall automatically become immediately due and payable.

                  (b) If any other Event of Default has occurred and is continuing, the Purchaser may at any time at its or their option, by notice or notices to the Company, declare all the Debentures then outstanding to be immediately due and payable.

                  (c) If any Event of Default described in clause (a) or clause (b) of Section 11 has occurred and is continuing, any holder or holders of Debentures at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Debentures held by it or them to be immediately due and payable.

         Upon any Debentures becoming due and payable under this Section 12.1, whether automatically or by declaration, such Debentures will forthwith mature and the entire unpaid principal amount of such Debentures, plus (x) all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

         12.2     Other Remedies.

         If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Debentures have become or have been declared immediately due and payable under Section 12.1, the holder of any Debenture at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Debenture, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

         12.3     Rescission.

         At any time after any Debentures have been declared due and payable pursuant to clause (b) or clause (c) of Section 12.1, the Purchaser, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Debentures, all principal on any Debentures that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Debentures, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Debentures. No rescission and annulment under this
Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

         12.4     No Waivers or Election of Remedies, Expenses, etc.

         No course of dealing and no delay on the part of any holder of any Debenture in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Debenture upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Debenture on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF DEBENTURES.

         13.1     Registration of Debentures.

         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Debentures. The name and address of each holder of one or more Debentures, each transfer thereof and the name and address of each transferee of one or more Debentures shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Debenture shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Debenture, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Debentures.

         13.2     Transfer and Exchange of Debentures.

         Upon surrender of any Debenture at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Debenture or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Debenture or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Debentures (as requested by the holder thereof) in exchange therefor, of the same Series as such surrendered Debenture and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Debenture. Except with respect to the transfer of a Debenture from the Purchaser to an Affiliate, the Company may reasonably require an opinion of counsel of the transferee that such transfer is exempt from the registration requirements of the Securities Act and applicable U.S. blue sky laws. Each such new Debenture shall be payable to such Person as such holder may request and shall be substantially in the form of EXHIBIT 1,

EXHIBIT 2, EXHIBIT 3, EXHIBIT 4, EXHIBIT 5 or EXHIBIT 6 as applicable. Each such new Debenture shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Debenture or dated the date of the surrendered Debenture if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Debentures. Debentures shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Debentures, one Debenture may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Debenture registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.1.

         13.3     Replacement of Debentures.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Debenture (which evidence shall be, notice from Purchaser of such ownership and such loss, theft, destruction or mutilation), and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Debenture is, or is a nominee for, an original Purchaser or is a "qualified institutional buyer" (as such term is defined in Rule 144A(a)(1) under the Securities Act), such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Debenture, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Debenture or dated the date of such lost, stolen, destroyed or mutilated Debenture if no interest shall have been paid thereon.

14.      PAYMENTS ON DEBENTURES

         14.1     Place of Payment.

         Subject to Section 14.2, payments of principal and interest becoming due and payable on the Debentures shall be made at the principal office of the Purchaser. The Purchaser may at any time, by notice to the Company of a Debenture, change the place of payment of the Debentures.

         14.2     Home Office Payment.

         So long as Purchaser or Purchaser's nominee shall be the holder of any Debenture, and notwithstanding anything contained in Section 14.1 or in such Debenture to the contrary, the Company will pay all sums becoming due on such Debenture for principal and interest by the method and at the address specified for such purpose by Purchaser, or by such other method or at such other address as Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Debenture or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Debenture, Purchaser shall surrender such Debenture for cancellation, reasonably promptly after any such request (and in any event within 45 days of such request), to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any

Debenture held by Purchaser or Purchaser's nominee Purchaser will, at Purchaser's election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Debenture to the Company in exchange for a new Debenture or Debentures pursuant to Section 13.2. The Company will afford the benefits of this Section
14.2 to any Institutional Investor that is the direct or indirect transferee of any Debenture purchased by Purchaser under this Agreement and that has made the same agreement relating to such Debenture as Purchaser has made in this Section 14.2.

15.      EXPENSES, ETC.

         15.1     Transaction Expenses.

         The Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by Purchaser or holder of a Debenture (provided that if the interests of all of the holders of the Debentures are substantially identical, the Company shall be obligated to pay the reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel, representing all of the holders of the Debentures) in connection with: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Debentures or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Debentures, or by reason of being a holder of any Debenture, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Debentures. The Company will pay, and will save Purchaser and each other holder of a Debenture harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by Purchaser).

         15.2     Survival.

         The obligations of the Company under this Section 15 will survive the payment or transfer of any Debenture, the enforcement, amendment or waiver of any provision of this Agreement or the Debentures, and the termination of this Agreement; provided, however, that the period of survival (i) with respect to the representations and warranties in Sections 5.1 and 5.2 shall continue indefinitely; and (ii) in the case of any other representation and warranty in
Section 5, shall end upon the conversion of the last Debenture to Common Stock.

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Debentures, the purchase or transfer by Purchaser of any Debenture or portion thereof or interest therein and the payment of any Debenture until conversion of the last Debenture to Common Stock, and may be relied upon by any subsequent holder of a Debenture, regardless of any investigation made at any time by or on behalf of Purchaser or any other holder of a Debenture. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Debentures embody the entire agreement and understanding between Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.      AMENDMENT AND WAIVER

         17.1     Requirements.

         This Agreement and the Debentures may be amended, and the observance of any term hereof or of the Debentures may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Purchaser, except that (a) no amendment or waiver of any of the provisions of
Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to Purchaser unless consented to by Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Debenture at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest of the Debentures.

         17.2     Solicitation of Holders of Debentures.

                  (a) Solicitation. The Company will provide each holder of the Debentures (irrespective of the amount of Debentures then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Debentures. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Debentures promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Debentures.

                  (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Debentures as consideration for or as an inducement to the entering into by any holder of Debentures of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Debentures then outstanding even if such holder did not consent to such waiver or amendment.

         17.3     Binding Effect, etc.

         Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Debentures and is binding upon them and upon each future holder of any Debenture and upon the Company without regard to whether such Debenture has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Debenture nor any delay in exercising any rights hereunder or under any Debenture shall operate as a waiver of any rights of any holder of such Debenture.

18.      NOTICES

         Any notices required or permitted to be sent hereunder shall be delivered personally or mailed by certified mail return receipt requested, or delivered by overnight courier service to the following addresses, or such other addresses as shall be given by notice delivered hereunder, or transmitted by facsimile transmission, and shall be deemed to have been given upon delivery if delivered personally, when confirmation of transmission is received if transmitted by facsimile, three business days after mailing if mailed, or one business day after delivery to the courier if delivered by overnight courier service:

         If to the Purchaser, to the addresses set forth on the stock record books of the Company;

         with a copy to:

                           Lee Enterprises, Incorporated
                           215 N. Main Street
                           Davenport, Iowa  52801
                           Attention:  Gregory P. Schermer
                           Phone:  (319)383-2194
                           Fax:  (319)323-9608

                           Lane & Waterman
                           220 N. Main Street
                           Davenport, IA  52801
                           Attention:  C. Dana Waterman III, Esq.
                           Phone:  (319)324-3246
                           Fax:  (319)324-1616

         If to the Company:

                           CityXpress.com Corp.
                           200 - 1727 West Broadway
                           Vancouver, BC V6J 4W6
                           Attention:  President
                           Phone:  (604)638-3810
                           Fax:  (604)638-3808

                           with a copy to:

                           James P. Hermance, Esq.
                           Duane, Morris & Heckscher, LLP
                           945 E. Paces Fairy Road, Ste. 2440
                           Atlanta, GA  30326-1378
                           Phone:  (404)495-4900

Notices under this Section 18 will be deemed given only when actually received.

19.      REPRODUCTION OF DOCUMENTS

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Purchaser at the Closing (except the Debentures themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to Purchaser, may be reproduced by Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Debentures from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.      CONFIDENTIAL INFORMATION

         For the purposes of this Section 20, "Confidential Information" means information delivered to Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

                  (a) was publicly known or otherwise known to Purchaser prior to the time of such disclosure;

                  (b) subsequently becomes publicly known through no act or omission by Purchaser or any Person acting on Purchaser's behalf;

                  (c) otherwise becomes known to Purchaser other than through disclosure by the Company or any Subsidiary; or

                  (d) constitutes financial statements delivered to Purchaser under Section 7.1 that are otherwise publicly available,

Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Purchaser in good faith to protect confidential information of third parties delivered to Purchaser, provided that Purchaser may deliver or disclose Confidential Information to

                           (i) Purchaser's directors, officers, employees, agents, attorneys and affiliates, (to the extent such disclosure reasonably relates to the administration of the investment represented by Purchaser's Debentures);

                           (ii) Purchaser's financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20;

                           (iii)    any other holder of any Debenture;

                           (iv)     any Institutional Investor to which
                  Purchaser sells or offers to sell such Debenture or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section
                  20);

                           (v) any Person from which Purchaser offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section
                  20);

                           (vi) any federal or state regulatory authority having jurisdiction over Purchaser;

                           (viii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about Purchaser's investment portfolio; or

                           (viii) any other Person to which such delivery or disclosure may be necessary or appropriate:

                                    (w)      to effect compliance with any law,
                           rule, regulation or order applicable to Purchaser,

                                    (x)      in response to any subpoena or
                           other legal process,

                                    (y)      in connection with any litigation
                           to which Purchaser is a party, or

                                    (z)      if an Event of Default has
                           occurred and is continuing, to the extent Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under Purchaser's Debentures and this Agreement.

Each holder of a Debenture, by its acceptance of a Debenture, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Debenture of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.      SUBSTITUTION OF PURCHASER

         Purchaser shall have the right to substitute any one of Purchaser's Affiliates as the purchaser of the Debentures that Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both Purchaser and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "Purchaser" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to Purchaser all of the Debentures then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "Purchaser" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to Purchaser, and Purchaser shall have all the rights of an original holder of the Debentures under this Agreement.

22.       MISCELLANEOUS

         22.1     Successors and Assigns.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Debenture) whether so expressed or not.

         22.2      Payments Due on Non-Business Days.

         Anything in this Agreement or the Debentures to the contrary notwithstanding, any payment of principal or interest on any Debenture that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

         22.3     Severability.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         22.4     Construction.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         22.5     Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         22.6     Governing Law.

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF IOWA EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

         22.7     No Recourse Against Others.

         A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Agreement for any claim based on, in respect of, or by reason of such obligations or their creation. Purchaser by executing this Agreement waives and releases all such liability. The waiver and release are part of the consideration for the issue of each Debenture.

         If Purchaser is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between Purchaser and the Company.



PURCHASER:                               COMPANY:



LEE ENTERPRISES, INCORPORATED            CITYXPRESS.COM CORP.


By:                                      By: /s/ PHIL M. DUBOIS
   -------------------------------          -----------------------------------
Gregory P. Schermer                         Phil M. Dubois
Vice President - Interactive Media          President & Chief Executive Officer

                                   SCHEDULE A

                                 DEFINED TERMS

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

         "AGREEMENT" means this Agreement as it may from time to time be amended or supplemented.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

         "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "CONVERSION DATE" AND "CONVERSION PRICE" are defined in Section 8.6.

         "DEBENTURE" or "DEBENTURES" are defined in Section 1.

         "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "DEFAULT RATE" means that rate of interest referred in the Debentures.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "EVENT OF DEFAULT" is defined in Section 11.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FAIR MARKET VALUE" means, with respect to any Property at any time, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "GOVERNMENTAL AUTHORITY" means

                  (a)      the government of

                           (i) the United States of America, Canada or any State, Province or other political subdivision thereof, or

                           (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any Properties of the Company or any Subsidiary, or

                  (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such
Person:

                  (a) to purchase such indebtedness or obligation or any Property constituting security therefor;

                  (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                  (c) to lease Properties or to purchase Properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                  (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
Section 13.1.

         "INDEBTEDNESS" means, with respect to any Person, without duplication,

                  (a)      all obligations of such Person for borrowed money;

                  (b) all obligations of such Person for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business, but including all obligations created or arising under any conditional sale or other title retention agreement with respect to any such Property);

                  (c) all obligations of such Person required to be included on its balance sheet in accordance with GAAP in respect of Capital Leases;

                  (d) all obligations for borrowed money secured by any Lien existing on Property owned by such Person (whether or not such obligations have been assumed by such Person or recourse in respect thereof is available against such Person); and

                  (e) any Guaranty of such Person of any obligation or liability of another Person of a type described in any of clause (a) through clause (d), inclusive, of this definition.

         "INSTITUTIONAL INVESTOR" means any Purchaser and any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

         "INTEREST CONVERSION PRICE" is defined in Section 8.6.

         "INVESTMENT" means any investment, made in cash or by delivery of Property, by the Company or any Subsidiary:

                  (a) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, guaranty, advance, extension of credit, capital contribution or otherwise; or

                  (b)      in any Property.

Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.

         "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or

Capital Lease, upon or with respect to any Property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

         "MATERIAL" means an annualized amount, obligation, claim, loss or liability, whether accrued or fixed, absolute or contingent, or matured or unmatured in excess of $50,000.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or Properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Debentures, or
(c) the validity or enforceability of this Agreement or the Debentures.

         "MOODY'S" means Moody's Investors Service, Inc.

         "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         "OTHER AGREEMENTS" shall mean the Debentures, Loan and Security Agreement and the Notes issued thereunder, Registration Rights Agreement and any other instrument delivered pursuant hereto or thereto.

         "PERSON" means an individual, partnership, corporation, limited liability company, limited liability partnership, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "PROPERTY" means real or personal property of any kind, tangible or intangible, choate or inchoate.

         "REPURCHASE AGREEMENTS" means any written agreement

         (a) that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Company or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds;

         (b) in respect of which the Company or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder; and

         (c) in connection with which the Company or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SECURITY" means "security" as defined by Section 2(1) of the Securities Act.

         "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         "SERIES" means any or all of any series of Notes issued hereunder.

         "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the Closing Date) of the Company.

         "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company,

         "SUBSIDIARY STOCK" is defined in Section 10.4(b).

         "SUBSTANTIAL PART" means, at any time, with respect to any Transfer of Property, any portion of Property of the Company and the Subsidiaries if the book value of the Property subject to such Transfer, when added to the book value of all other Property of the Company and the Subsidiaries that was subject to a Transfer during the then most recently ended period of 12 consecutive calendar months, exceeds an amount equal to 15% of consolidated total assets, determined as at the beginning of such 12 month period.

         "TRANSFER" is defined in Section 10.4.

         "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                  SCHEDULE 3.2

                      SCHEDULE OF ADDITIONAL CLOSING DATES


                                                                       Closing Date
                                                                       ------------

SERIES A $250,000 Floating Rate Subordinated Convertible Debenture     November 1, 2000

SERIES B $250,000 Floating Rate Subordinated Convertible Debenture     November 1, 2000

SERIES C $250,000 Floating Rate Subordinated Convertible Debenture     December 1, 2000

SERIES D $250,000 Floating Rate Subordinated Convertible Debenture     January 1, 2001

SERIES E $250,000 Floating Rate Subordinated Convertible Debenture     March 1, 2001

SERIES F $250,000 Floating Rate Subordinated Convertible Debenture     May 1, 2001

                                  SCHEDULE 5.4

         SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK


CityXpress.com Corp. has the following wholly owned subsidiary companies:

         - WelcomeTo Search Engine Inc., which is 100% owned by CityXpress.com Corp.

         -        Xceedx Technologies Inc., which is 100% owned by
                  CityXpress.com Corp

                                  SCHEDULE 5.8

                               CERTAIN LITIGATION


NONE

                                 SCHEDULE 5.11

                                 PATENTS, ETC.


NONE

                                 SCHEDULE 5.15

                             EXISTING INDEBTEDNESS


The following schedule details the status of existing indebtedness for CityXpress.com Corp. and its wholly owned subsidiaries WelcomeTo Search Engine Inc. and Xceedx Technologies Inc.

CITYXPRESS.COM CORP.: The following list details all of the outstanding Existing Indebtedness as of October 26, 2000.

         - Canadian Imperial Bank of Commerce (CIBC) Demand Installment Loan. The loan bears interest at the bank prime rate plus 1% and is repayable in equal monthly principal and interest installments of $2,317.80 (Cdn.) from February 2000 through February 2015, unless the loan is called on demand by the bank. The loan is collateralized by a general security agreement on substantially all of the Company's assets, the maintenance of a compensating balance of approximately $16,860 (Cdn. $25,000) provided by one of the Company's officers, a collateral mortgage security for $165,724 (Cdn. $250,000) providing the bank a first security interest in the personal property of two of the Company's officers and the assignment of a life insurance policy on the Company's president. As of September 30, 2000 the balance outstanding was $166,087 and at October 26, 2000 it was approximately $165,724.

         - Unsecured shareholder loan with the President & CEO and Chief Operating Officer & CFO for $250,000 (Cdn.). The loan bears interest at 10% and is repayable in equal monthly principal and interest installments of $2,236.22 (Cdn.) commencing July 20, 2000. As of September 30, 2000 the balance outstanding was $249,935 (Cdn.) and at October 26, 2000 it was $249,712
                  (Cdn.)

         - Unsecured shareholder loans with the President & CEO. The demand loans bear interest at 19.5% for $25,000 (Cdn.) and 9.5% for $25,000 (Cdn.). As of September 30, 2000 and at October 26, 2000 the balance outstanding was $50,000.

         - Unsecured shareholder loans with the Chief Operating Officer & CFO. The demand loans bear interest at 10.25% for $25,000 (Cdn.) and 4.5% for $50,000 (Cdn.). As of September 30, 2000 and at October 26, 2000 the balance outstanding was $50,000.

         - Lee Enterprises Promissory Notes that total $290,000 at October 26, 2000 and all bearing interest at the prime rate of interest announced in The Wall Street Journal:

-        August 17, 2000 for $125,000 principal
-        August 28, 2000 for $125,000 principal
-        September 19, 2000 for $40,000 principal

WELCOME TO SEARCH ENGINE INC.:              None

XCEEDX TECHNOLOGIES INC                     None

                                 SCHEDULE 5.19

                          TRANSACTIONS WITH AFFILIATES


NONE

                                 SCHEDULE 5.21

                            AUTHORIZED CAPITAL STOCK


The authorized share capital of CityXpress.com Corp. as of October 26, 2000 is 50,000,000 common stock at a par value of $0.0001 per common share.

As of October 26, 2000 CityXpress.com Corp. had issued and outstanding common shares of 23,008,098.

On August 25, 1999, the shareholders approved the creation of the CityXpress.com Corp. Corporate Stock Option Plan, which reserved 2,000,000 shares of common stock. As of October 26, 2000 1,515,000 of these options have been granted to employees and directors, leaving a balance in the reserve of 485,000. The majority of the options granted to date are exercisable over a four year period and vest on a cumulative basis at 1/3 per year.

CityXpress.com Corp. is currently in the process of soliciting proxies from its shareholders to increase the reserve under the Corporate Stock Option Plan from 2,000,000 to 3,000,000. This increase is scheduled for a vote at the company Annual General Meeting on November 29, 2000. If approved by the shareholders, this would increase the reserve to 3,000,000 and leave an un-issued reserve of 1,485,000 if no additional options are granted to employees or directors before November 29, 2000.

As of October 26, 2000 CityXpress.com Corp. has 3,193,898 warrants outstanding at exercisable prices between $0.25 and $2.00 and expiry dates between June 10, 2000 and June 13, 2002.

                                SCHEDULE 10.5(D)

                              EXISTING INVESTMENTS


CITYXPRESS.COM CORP. OWNS SHARES OF ITS SUBSIDIARIES

NORMAL BANK OPERATING ACCOUNTS

                                   EXHIBIT 1

              FORM OF $250,000 SERIES A FLOATING RATE SUBORDINATED
                  CONVERTIBLE DEBENTURES DUE OCTOBER 31, 2003

                                   EXHIBIT 1

                              CITYXPRESS.COM CORP.

           SERIES A FLOATING RATE SUBORDINATED CONVERTIBLE DEBENTURE

                           AUTHORIZED ISSUE: $250,000

                  CONVERTIBLE FOR COMMON STOCK OF THE COMPANY

                       DATE OF ISSUANCE: NOVEMBER 1, 2000

                           MATURITY: OCTOBER 31, 2003

                  FOR VALUE RECEIVED, CITYXPRESS.COM CORP., a Florida corporation (the "Company"), hereby promises to pay to LEE ENTERPRISES, INCORPORATED (the "Debenture Holder"), a Delaware corporation, or its registered successors or assigns, upon presentation and surrender of this Debenture, the principal sum of $250,000 on October 31, 2003, with interest on such sum or the unpaid balance thereof at a rate per annum equal to one (1%) percent less than the Reference Rate, hereinafter defined, from time to time in effect, and changing in an amount equal to each increase or decrease in the Reference Rate. Interest after maturity or interest on any overdue installment of interest shall be payable on demand.

                  "Reference Rate" shall mean at any time the national prime rate of interest on the Business Day (as defined below) preceding the end of each calendar quarter as published in the Wall Street Journal. Each change in the Reference Rate hereon shall take effect on the effective date of the change. Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed.

                  Upon an Event of Default, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Debenture immediately due and payable, without demand or presentment, both of which are hereby waived.

                  Interest will accrue on the then unpaid principal amount hereof from the most recent date to which interest has been paid or, if no interest has been paid, from the date hereof until the principal hereof shall have become due and payable.

                  Any payment of principal of or on this Debenture that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day. "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

                  Payments of both principal and interest are to be made at the Debenture Holder's principal office, which address is: 400 Putnam Building, 215 North Main Street, Davenport, Iowa 52801 or such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America. This Debenture is one of a Series of a Floating Rate Subordinated Convertible Debentures, Authorized Aggregate Issue $1,500,000 (herein called the "Debentures"), issued pursuant to a Investment Agreement, dated as of November 1, 2000 (as from time to time amended, the "Investment Agreement"), between the Company and the Debenture Holder named therein and is entitled to the benefits thereof. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Investment Agreement.

                  1. Registered Debenture and Owner. This Debenture is a registered Debenture and, as provided in the Investment Agreement, upon surrender of this Debenture for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Debenture for a like principal amount and in the same issue will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

                  2. Optional Redemption. The Debenture will not be redeemable prior to October 31, 2003, unless (x) the quoted price on any securities exchange registered under the Securities Exchange Act of 1934 or through NASDAQ of the Common Stock (the "Quoted Price") shall have equaled or exceeded 130% of the Conversion Price (as defined in Section 4) for at least thirty consecutive days ended with five trading days prior to the date notice of such optional redemption is given or (y) the Company delivers notice to the Purchaser that the Company in good faith intends to file a registration statement for a United States public offering within twenty days of such notice. The notice shall provide for a redemption date (the "Optional Redemption Date") not less than fifteen days from the date thereof. The Company will redeem the principal amount of the Debenture at a redemption price of 100% of principal amount, plus accrued interest to the Optional Redemption Date. The Company may redeem the principal amount of the Debenture to be redeemed pursuant to this paragraph 2 by subtracting 100 percent of the principal amount of the Debenture that Debenture Holder shall have converted to Common Stock, which the Debenture Holder has delivered to the Company for cancellation. The Company may redeem the amount of this Debenture only once pursuant to this paragraph 2.

                  3. Mandatory Redemption. The Company will redeem the principal amount of the Debenture on October 31, 2003 (the "Mandatory Redemption Date"), at a redemption price of 100% of principal amount, plus accrued interest to the Mandatory Redemption Date. The Company may redeem the principal amount of the Debenture to be redeemed pursuant to this paragraph 3 by subtracting 100 percent of the principal amount of this Debenture that Debenture Holder shall have converted to Common Stock, which the Debenture Holder has delivered to the Company for cancellation. The Company may redeem the amount of this Debenture only once pursuant to this paragraph 3.

                  4. Notice of Redemption. Notice of the mandatory redemption date will be mailed at least thirty days but not more than sixty days before the Mandatory Redemption Date to the Debenture Holder at its registered address in accordance with the notice provisions of the Investment Agreement.

                  5. Conversion. A Debenture Holder may convert any Debenture, in whole or in part, into fully paid and non-assessable Common Stock (as defined below) of the Company at any time before the close of business on the earlier to occur of the Optional Redemption Date or Mandatory Redemption Date, as the case may be, subject to the benefits of the Registration Rights Agreement by and between the Company and the Purchaser dated October 20, 2000. "Common Stock" means the shares of capital stock, par value $0.001 per share, of the Company. The Debenture shall be converted, subject to adjustment as provided in Section 5, on the basis of the aggregate of (a) one (1) share of Common Stock of the Company for each $0.2173 of principal debt balance due on the Debenture (the "Conversion Price") and (b) one (1) share of Common Stock of the Company times the quotient of (i) the accrued interest on the Debenture to the Conversion Date divided by (ii) the Quoted Price as defined in paragraph 2 hereof (the "Interest Conversion Rate"). No fraction of a share of Common Stock shall be deliverable in payment of principal or accrued interest on the Debenture, but any fraction of a share shall be rounded upwards to the nearest whole share.

                  6. Anti-Dilution Rights. The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows

                  (a) In case the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                  (b) The Conversion Price shall be adjusted for dividends or distributions on Common Stock payable in the Company's stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock at less than the current market price at the time; distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding cash dividends or distributions from current or retained earnings). The Company shall not issue Common Stock and rights, warrants or securities convertible into Common Stock at a purchase or conversion price less than $0.2173 during the term of the Investment Agreement.

                  The Debenture Holder shall give notice to the Company of its election to cause conversion under Section 5 hereof, in accordance with the notice provisions of the Investment

Agreement at least fifteen days but not more than thirty days prior to the conversion date, which notice shall specify said conversion date, the number of shares of Common Stock to be issued upon such conversion and the amount of accrued interest to said conversion date. Within ten days of receipt of the conversion notice, Debenture Holder shall receive the shares of Common Stock to which it shall be entitled upon conversion of this Debenture and the amount of cash payable in respect of accrued interest on this Debenture to said conversion date.

                  7. Subordination. The Debentures are subordinated only to the Senior Existing Indebtedness, as defined in the Investment Agreement by and between the Company and the Debenture Holder (the "Investment Agreement"). The Senior Existing Indebtedness must be paid before the Debentures may be paid. The Company agrees, and the Debenture Holder by accepting this Debenture agrees, to the Senior Existing Indebtedness subordination.

                  8. Defaults and Remedies. If an Event of Default, as defined in the Investment Agreement, occurs and is continuing, the principal of this Debenture may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Investment Agreement.

                  9. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Debenture for any claim based on, in respect of, or by reason of such obligations or their creation. Debenture Holder by accepting this Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debenture.

                  10. Authentication. This Debenture shall not be valid until executed by the President of the Company, whose signature shall be guaranteed.

                  THIS DEBENTURE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF IOWA EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.


                                    CITYXPRESS.COM CORP.


                                    By:
                                       ----------------------------------------